Exhibit 99.1

Landstar System, Inc. 13410 Sutton Park Drive, South Jacksonville, FL 32224 904 398 9400

For Immediate Release May 24, 2021	Media Contact: Ginger Jewell (904) 390-1457 gjewell@landstar.com

LANDSTAR HIRES FRED PENSOTTI AS NEW CHIEF FINANCIAL OFFICER

Jacksonville, Fla. - Landstar System, Inc. (NASDAQ:LSTR), a worldwide, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation logistics services, today announced that Fred Pensotti has joined the company as Chief Financial Officer, effective today.

Pensotti has more than 20 years of strategic business and financial leadership at large publicly-held and private-equity owned corporations in a variety of industries. Most recently, he served as Chief Financial Officer of One Call, a $1.5 billion healthcare-related services company. Prior to joining One Call, Pensotti held CFO roles at e-commerce logistics and omni-channel solutions provider Radial, Inc. (formerly eBay Enterprise) and Interline Brands, a leading wholesale distributor of maintenance, repair and operations products.

“Fred’s proven success in improving operational and financial performance, financial planning and analysis, and driving shareholder value will be an asset for Landstar,” said Landstar President and CEO Jim Gattoni. “We look forward to his fresh perspective and collaborative approach to leadership as a member of the company’s executive team.”

In his role at Landstar, Pensotti will be responsible for safeguarding the company’s assets and managing the entire financial and administrative operation of the multi-billion dollar enterprise.

“I am excited to join the Landstar team and look forward to working with our employees, customers, agents, capacity providers and shareholders, as we continue to build upon Landstar’s outstanding record of growth and innovation in the freight transportation industry,” stated Pensotti.

About Landstar

Landstar System, Inc. is a worldwide asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third-party capacity providers and employees. Landstar transportation services companies are certified to ISO 9001:2015 quality management system standards and RC14001:2015 environmental, health, safety and security management system standards. Landstar System, Inc. is headquartered in Jacksonville, Florida. Its common stock trades on The NASDAQ Stock Market® under the symbol LSTR.

###